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                       February 24, 2023

       Kevin Rhodes
       Chief Financial Officer
       Duck Creek Technologies, Inc.
       22 Boston Wharf Road, Floor 10
       Boston, MA

                                                        Re: Duck Creek
Technologies, Inc.
                                                            Form 10-K for the
fiscal year ended August 31, 2022
                                                            Filed October 28,
2022
                                                            File No. 001-39449

       Dear Kevin Rhodes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology
       cc:                                              Michael J. Zeidel